Exhibit 99

TITAN BOARD APPROVES PRODUCTION OF GIANT MINING TIRES

QUINCY, Ill. -  May 17, 2007 - Titan International Inc.’s Board of Directors approved funding for the company to increase its mining tire production capacity to include 57- and 63-inch giant radial tires at its Titan Tire facilities. This funding should allow Titan to produce up to an estimated 6,000 giant radial tires a year.
“We are very excited about this newest venture since there are only two manufacturers in the world that produce 63-inch radial tires—Michelin and Bridgestone,” said Titan Chairman and CEO Maurice M. Taylor Jr. “This is what it’s all about; a small American company going up against two power house foreign companies, one French, the other Japanese.
“Titan has assembled a great team, and we believe that we have a better way to produce these giant tires. We believe radial tires perform better on 15-degree wheels, which is what cars and trucks now utilize. Titan has developed these wheels and we plan to produce our new tires on a 72.5-inch 15-degree wheel at the same time as we produce 63-inch radial tires.”
The ability to produce 6,000 giant radial tires may increase sales as much as $240 million; and these tires are expected to be higher margin products for the company. Titan expects to produce its first 63-inch radial tire in first quarter of 2008, and be in start-up production by the end of the second quarter.
The approved funding will also allow Titan to build the world’s largest 24-foot bull wheel, a specialized wheel used to test tires. The bull wheel will have the capacity to load tires up to 300,000 pounds and run tires up to 42 miles per hour.
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

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